UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2026

CORVEL CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-19291	33-0282651
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

5128 Apache Plume Road, Suite 400, Fort Worth, Texas	76109
(Address of principal executive offices)	(Zip code)

(817) 390-1416

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CRVL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of Chief Executive Officer and President; Appointment as Executive Chair

Michael G. Combs, the Chief Executive Officer, President, and Chairman of the Board of Directors (the “Board”) of CorVel Corporation (the “Company”) is transitioning from his role as Chief Executive Officer and President of the Company, effective July 1, 2026, and has been appointed by the Board to serve as Executive Chair, effective as of the same date. In this role, Mr. Combs’ primary responsibilities will include (i) advising and supporting the inbound Chief Executive Officer and President during the leadership transition; (ii) assisting with the maintenance and growth of customer and strategic partner relationships; (iii) providing historical and operational context on key initiatives and decisions; and (iv) supporting long-range strategic planning. As consideration for serving as Executive Chair, Mr. Combs will receive a base salary of $25,000 per month and the continuation of health insurance benefits under the Company’s standard benefit plans.

The Board wishes to express its appreciation to Mr. Combs for his many contributions over 34 years of dedicated service to the Company.

Appointment of New Chief Executive Officer and President

In connection with the leadership transition, the Board appointed Sarah Scott to serve as Chief Executive Officer and President of the Company, effective July 1, 2026. In this role, Ms. Scott will serve as the Company’s principal executive officer.

Ms. Scott, age 49, has been with the Company for more than 26 years, joining the Company in 1999. Most recently, she served as Executive Vice President, Product and Corporate Services since September 2025. Prior to that, she served as Executive Vice President, Product from January 2025 to September 2025, Vice President, Network Solutions from July 2022 to January 2025, and Vice President, National Account Management from July 2017 to July 2022. Her prior positions with the Company include leadership roles in account management, network solutions, product development, and corporate services.

In connection with her promotion to Chief Executive Officer and President, Ms. Scott’s annual base salary will be increased to $600,000. She will also be eligible for an annual cash bonus with a target of 75% of her base salary, and an opportunity to receive up to 100% of her base salary, based on the achievement of performance objectives established by the Compensation Committee. 75% of the bonus opportunity will be tied to the achievement of Company performance, while 25% will be tied to the achievement of individual MBOs. The bonus opportunity for fiscal year 2027 will be prorated based on the number of months for which she serves as Chief Executive Officer and President. Ms. Scott will also receive 25,000 stock options pursuant to the 2025 Stock Incentive Plan, which shall vest as to 25% of the underlying shares one year following the grant date, and as to the remaining 75% of the underlying shares in equal installments over the following 36 months. She will also continue to be eligible to participate in the Company’s standard employee benefit plans.

There are no arrangements or understandings between Ms. Scott and any other person pursuant to which she was appointed as Chief Executive Officer and President. There are no family relationships between Ms. Scott and any director or executive officer of the Company. Except for her existing employment relationship with the Company, and the compensation arrangements arising in connection therewith, there are no relationships involving Ms. Scott that are required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On June 1, 2026, the Company issued a press release announcing the leadership transition discussed in Item 5.02 herein. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information provided in this Item 7.01, and in Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as otherwise expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 1, 2026.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORVEL CORPORATION

Dated: June 1, 2026	By:	/s/ Brian S. Nichols
	Name:	Brian S. Nichols
	Title:	Chief Financial Officer